Exhibit 99.4

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross

Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investors:	Leigh Parrish
(212) 850-5651
	Media:	Melissa Merrill
(212) 850-5741

For Immediate Release

GUITAR CENTER ANNOUNCES EXECUTIVE

SUCCESSION PLAN

•   Marty Albertson to be Appointed Chairman and Chief Executive Officer

•   Larry Thomas to be Appointed Chairman Emeritus

Westlake Village, California (October 11, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that it’s Board of Directors has approved a management succession plan to be implemented during the fourth quarter of 2004.  Under this plan, Marty Albertson, presently President and Co-Chief Executive Officer, will assume the position of Chairman of the Board and become sole Chief Executive Officer of the Company.  Larry Thomas, presently Chairman and Co-Chief Executive Officer, will become Chairman Emeritus.  In addition, Mr. Thomas will serve as Chairman of the Guitar Center Music Education Foundation, a private foundation to be established to administer charitable giving by Guitar Center in support of music participation and music education.  Mr. Thomas will also remain a member of Guitar Center’s Board of Directors.

Each of Messrs. Thomas and Albertson are long-term Guitar Center employees, with 27 and 25 years of service respectively.

Also in connection with the succession plan, Mr. Albertson has entered into an amended employment contract which runs through December 31, 2009.  His present contract had been scheduled to expire in June 2006.  Mr. Thomas will enter into a new employment agreement which runs to December 31, 2007.

On behalf of the Board of Directors, Peter Starrett, Chairman of the Compensation Committee, said, “Guitar Center has the benefit of a dedicated team of managers, most of whom have been with the Company for a long time and bring to bear great knowledge and wisdom about our industry.  The Board is delighted that Marty has accepted the role of Chairman and CEO for the next five years.  We are also most fortunate that we will continue to benefit from Larry’s skill and experience in the music business.”

Larry Thomas said, “After 27 years of helping to build Guitar Center, I now want to pursue some of my other passions, including that of supporting music participation and music education in our communities and on the national level.  I believe we have an opportunity to partner with others in a cause that is paramount to our industry and society – and that is to increase the awareness of the benefits of making music.  As to the direction of Guitar Center, Marty and I have worked shoulder to shoulder for decades and I know that he is more than capable of leading the Company in its future growth.”

Marty Albertson said, “I am indebted to the Board for the trust they have placed in me.  The Company has a deep and exceptionally talented management team and I believe that Guitar Center has never been better positioned in our industry.”

In connection with a one-time payment related to the termination of its existing employment agreement with Mr. Thomas, Guitar Center will record an after-tax charge of approximately $1.2 million, or $0.04 per diluted share, in the fourth quarter of 2004.  The per share amount is based on an estimated 29.2 million diluted shares, which includes the 2.9 million conversion shares related to the Company’s senior convertible notes.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 135 Guitar Center stores, with 112 stores in 46 major markets and 23 stores in secondary markets across the U.S.  In addition, the American Music division operates 20 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, expected accounting charges and management changes.  The forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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